Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (No. 333-259828) on Amendment No. 2 to Form S-1 of Winc, Inc. of our report dated June 18, 2021, except for the effects of the reverse stock split described in Note 2 as to which the date is October 13, 2021, relating to the consolidated financial statements of Winc, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Baker Tilly US, LLP

Los Angeles, CA

November 2, 2021